     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002

                                       SECURITIES ACT FILE NO. 33-96822
                                       INVESTMENT COMPANY ACT FILE NO. 811-06142



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM N-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      |_|
                         PRE-EFFECTIVE AMENDMENT NO.                    |_|

                        POST-EFFECTIVE AMENDMENT NO.                    |_|
                                     AND/OR
       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940  |X|
                              AMENDMENT NO. 11                          |X|

                        (CHECK APPROPRIATE BOX OR BOXES.)
                                 --------------
                           THE JAPAN EQUITY FUND, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                       C/O DAIWA SECURITIES TRUST COMPANY
                               ONE EVERTRUST PLAZA
                          JERSEY CITY, NEW JERSEY 07302
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 915-3650
                                 --------------
                                  JOHN O'KEEFE
                           THE JAPAN EQUITY FUND, INC.
                       C/O DAIWA SECURITIES TRUST COMPANY
                               ONE EVERTRUST PLAZA
                       JERSEY CITY, NEW JERSEY 07302-3051
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 --------------
                                 WITH COPIES TO:

                          LEONARD B. MACKEY, JR., ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                                 --------------

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                                EXPLANATORY NOTE

This filing is made solely for the purpose of filing as Exhibits the Articles Supplementary and the Amendment to the Amended and Restated By-Laws of The Japan Equity Fund, Inc.

                           PART C - OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

       (1)  Financial Statements (Not Applicable)
       (2)  Exhibits
           (a)    (1) --    Articles of Incorporation*
                  (2) --    Articles of Amendment and Restatement***
                  (3) --    Articles Supplementary++
           (b)    (1) --    Amended and Restated By-Laws******
                  (2) --    Amendment to Amended and Restated By-Laws********
                  (3) --    Amendment to Amended and Restated By-Laws++
           (c)        --    Not applicable
           (d)    (1) --    Copies of instruments defining the rights of
                            shareholders, including the relevant portions of the
                            Articles of Amendment and Restatement and the
                            Amended and Restated By-Laws of the Registrant+
                  (2) --    Form of Subscription Certificate*******
                  (3) --    Form of Notice of Guaranteed Delivery*******
                  (4) --    Nominee Holder Oversubscription Exercise Form*******
                  (5) --    Form of Certificate and Request for Additional
                            Rights*******
                  (6) --    Form of Subscription Agent Agreement*******
                  (7) --    Information Agent Agreement******
           (e)        --    Dividend Reinvestment and Cash Purchase Plan*****
           (f)        --    Not applicable
           (g)   (1)  --    Form of Investment Management Agreement*****
                 (2)  --    Form of Investment Advisory Agreement*****
           (h)   (1)  --    Form of Dealer Manager Agreement*******
                 (2)  --    Form of Soliciting Dealer Agreement*******
           (i)        --    Not applicable
           (j)   (1)  --    Form of Custodial Services Agreement****
                 (2)  --    Form of Japanese Custody Contract*****
           (k)   (1)  --    Form of Agreement for Stock Transfer Services*****
                 (2)  --    Form of Administration Agreement***
           (l)   (1)  --    Opinion and Consent of Rogers & Wells*******
                 (2)  --    Opinion and Consent of Piper & Marbury L.L.P.*******
                 (3)  --    Opinion and Consent of Hamada & Matsumoto*******
           (m)        --    Not applicable
           (n)   (1)  --    Consent of Price Waterhouse LLP*******
           (o)        --    Not applicable
           (p)        --    Not applicable
           (q)        --    Not applicable
           (r)        --    Not applicable
----------

     * Filed as an exhibit to the Fund's Registration Statement on Form N-2 on July 23, 1990 (File Nos. 33-35932; 811-06142).

     ** Filed as an exhibit to Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-2 on May 6, 1991 (File Nos. 33-35932; 811-06142).

     *** Filed as an exhibit to Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-2 on April 6, 1992 (File Nos. 33-35932; 811-06142).

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     **** Filed as an exhibit to Pre-Effective Amendment No. 3 to the Fund's
          Registration Statement on Form N-2 on June 5, 1992 (File Nos. 33-35932; 811-06142).

    ***** Filed as an exhibit to Pre-Effective Amendment No. 5 to the Fund's
          Registration Statement on Form N-2 on July 17, 1992 (File Nos. 33-35932; 811-06142).

   ****** Filed as an exhibit to Pre-Effective Amendment No. 7 to the Fund's
          Registration Statement on Form N-2 on April 25, 1994 (File Nos. 33-76466; 811-06142).

  ******* Filed as an exhibit to Pre-Effective Amendment No. 9 to the Fund's
          Registration Statement on Form N-2 on October 30, 1995 (File Nos. 33-96822; 811-06142).

 ******** Filed as an exhibit to Amendment No. 10 to the Fund's Registration
          Statement on Form N-2 on March 20, 1998 (File No. 811-06142).

     + Reference is made to Articles II (Section 3), V, VI, VII, VIII, X, XI, and XII of the Registrant's Articles of Amendment and Restatement, previously filed as Exhibit (a)(2) to the Registration Statement; Articles I, IV, VII and VIII of the Amended and Restated By-Laws, previously filed as Exhibit (b) to the Registration Statement; and the Amendment to Amended and Restated By-Laws filed herewith.

     ++   Filed herewith.

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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, and State of New Jersey, on the 29th day of April, 2002.

                              THE JAPAN EQUITY FUND, INC.


                              By: /s/ John J. O'Keefe
                                  ------------------------------------
                                  Name: John J. O'Keefe
                                  Title: Vice President

                                  EXHIBIT INDEX


  EXHIBIT       DESCRIPTION OF DOCUMENT              LOCATION OF EXHIBIT
  NUMBER        -----------------------         IN SEQUENTIAL NUMBERING SYSTEM
  ------                                        ------------------------------
     2             Articles Supplementary                    a(3)
     2             Amendment to Amended and                  b(3)
                   Restated By-Laws